Exhibit 4.9
WRIGHT MEDICAL GROUP, INC.
Restricted Stock Grant Agreement
Non-Employee Director

Award Granted to (“Grantee”):	Grant Date:	Number of Shares (“Shares”):

     THIS RESTRICTED STOCK GRANT AGREEMENT (the “Agreement”) is made as of the Grant Date by and between Wright Medical Group, Inc., a Delaware corporation with its principal place of business at 5677 Airline Road, Arlington, Tennessee 38002 (the “Company”) and Grantee pursuant to the Wright Medical Group, Inc. 1999 Equity Incentive Plan, as amended from time to time (the “Plan”) and which is hereby incorporated by reference.
     WHEREAS, Grantee is associated with the Company or its affiliate as a non-employee director; and
     WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has authorized that Grantee be granted shares of the Company’s Common Stock (“Stock”) subject to the restrictions stated below;
     NOW, THEREFORE, the parties agree as follows:
1.	Grant of Stock. Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to Grantee the Shares.

2.	Vesting Schedule. The interest of Grantee in the Shares shall vest as to one-fourth (1/4) of the Shares on the first anniversary of the Grant Date, and as to an additional one-fourth (1/4) on each succeeding anniversary date, so as to be 100% vested on the fourth anniversary thereof, conditioned upon Grantee’s continued association with the Company as of each vesting date. Notwithstanding the foregoing, the interest of Grantee in the Shares shall vest as to:
2.1.	100% of the then unvested Shares upon a Change of Control. For purposes of this Agreement a “Change of Control” shall mean the first to occur on or after the Grant Date of any of the following:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of Stock, taking into account as outstanding for this purpose such Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (x) any acquisition by the Company or any “affiliate” of the Company, within the meaning of 17 C.F.R. § 230.405 (an “Affiliate”), (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (z) any acquisition by any corporation or business entity pursuant to a transaction which complies with clauses (A) and (B) of subsection (a) of this Section 2.1 (persons and entities described in clauses (x), (y), and (z) being referred to herein as “Permitted Holders”);

Restricted Stock Grant Agreement

(b) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any Permitted Holder) beneficially owns, directly or indirectly, 50% or more (on a fully diluted basis) of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement providing for such Business Combination;

(c) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;

(d) The sale of at least 80% of the assets of the Company to an unrelated party, or completion of a transaction having a similar effect; or

(e) The individuals who on the date of this Agreement constitute the Board of Directors thereafter cease to constitute at least a majority thereof; provided that any person becoming a member of the Board of Directors subsequent to the date of this Agreement and whose election or nomination was approved by a vote of at least two-thirds of the directors who then comprised the Board of Directors immediately prior to such vote shall be considered a member of the Board of Directors on the date of this Agreement.

2.2.	100% of the unvested Shares upon Grantee’s death.
3.	Restrictions.
3.1.	The Shares granted hereunder may not be sold, pledged or otherwise transferred until the Shares become vested in accordance with this Agreement. The period of time between the date hereof and the date the Shares become vested is referred to as the “Restriction Period.”

3.2.	If Grantee’s association with the Company is terminated, the balance of the Shares subject to the provisions of this Agreement which have not vested at the time of Grantee’s termination shall be forfeited by Grantee, and ownership transferred back to the Company.
4.	Legend. All certificates representing any shares of Stock subject to the provisions of this Agreement shall have endorsed thereon the following legend:

Restricted Stock Grant Agreement

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTED STOCK GRANT AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS COMPANY.
5.	Escrow. The certificate or certificates evidencing the Shares subject hereto shall be delivered to and deposited with the Secretary of the Company as Escrow Agent in this transaction. The Shares may also be held in a restricted book entry account in the name of Grantee. Such certificates or such book entry shares are to be held by the Escrow Agent until termination of the Restriction Period, when they shall be released by the Escrow Agent to Grantee.
6.	Stockholder Rights. During the Restriction Period, Grantee shall have all the rights of a stockholder with respect to the Shares except for the right to transfer the Shares as set forth in Section 3 and except as set forth in Section 7. Accordingly, Grantee shall have the right to vote the Shares and to receive any cash dividends paid to or made with respect to the Shares.
7.	Changes in Stock. In the event that as a result of (i) any stock dividend, stock split or other change in the Stock, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, and by virtue of any such change Grantee shall in Grantee’s capacity as owner of unvested shares of Stock which have been awarded to Grantee (the “Prior Stock”) be entitled to new or additional or different shares or securities, such new or additional or different shares or securities shall thereupon be considered unvested Shares and shall be subject to all of the conditions and restrictions which were applicable to the Prior Stock pursuant to this Agreement.
8.	Permanent and Total Disability of Grantee. In the event of the permanent and total disability of Grantee, any unpaid but vested Shares shall be paid to Grantee if legally competent or to a legally designated guardian or representative if Grantee is legally incompetent.
9.	Death of Grantee. In the event of Grantee’s death after the vesting date but prior to the payment of the Shares, such Shares shall be paid to Grantee’s estate or designated beneficiary.
10.	Taxes. Grantee understands that Grantee will recognize income for federal and, if applicable, state income tax purposes in an amount equal to the amount by which the fair market value of the Shares, as of the Grant Date or vesting date, as applicable, exceeds any consideration paid by Grantee for such Shares. Grantee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Shares hereunder. By accepting the Shares, Grantee covenants to report such income in accordance with applicable federal and state laws. To the extent that the receipt of the Shares or the end of the Restriction Period results in income to Grantee and withholding obligations of the Company, including federal or state withholding obligations, Grantee agrees that the Company shall retain and instruct a registered broker(s) to sell such number of Shares necessary to satisfy the Company’s withholding obligations, after deduction of the broker’s commission, and the broker shall remit to the Company the cash necessary in order for the Company to satisfy its withholding obligations. Grantee covenants to execute any such documents as are requested by the broker of the Company in order to effectuate the sale of the Shares and payment of the tax obligations to the Company. Grantee represents to the Company that, as of the date hereof, Grantee is not aware of any material nonpublic information about the Company or the Shares. Grantee and the Company have structured this Agreement to constitute a “binding contract” relating to the sale of Shares pursuant to this Section, consistent with the affirmative defense to liability under Section 10(b) of the Exchange Act under Rule 10b5-1(c) promulgated under the Exchange Act.*

*	Grantee understands that the sale of Shares to satisfy tax or any withholding obligations will be considered a sale for purposes of short-swing liability under Section 16(b) of the Exchange Act. Any profit realized in a purchase of shares of the Company’s stock within six months of the sale may be recovered by the Company or by a stockholder of the Company on behalf of the Company.

Restricted Stock Grant Agreement

11.	Miscellaneous.
11.1.	The Company shall not be required (i) to transfer on its books any shares of Stock of the Company which have been sold or transferred in violation of any provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

11.2.	The parties agree to execute such further instruments and to take such action as may be reasonably necessary to carry out the intent of this Agreement.

11.3.	Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Grantee at the address of Grantee then on file with the Company.

11.4.	Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant Grantee any right to remain associated with the Company or any of its affiliates.

11.5.	This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

AGREED AND ACCEPTED:

GRANTEE:	WRIGHT MEDICAL GROUP, INC.

By:
Jason P. Hood, Vice President, General Counsel, and Secretary